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                                                                    EXHIBIT 99.1


              LANNETT COMPANY REPORTS EARNINGS RESULTS FOR ITS 4TH
                          QUARTER AND FISCAL YEAR 2004


         PHILADELPHIA, PA -- August 20, 2004 -- LANNETT COMPANY, INC. (AMEX:
LCI). The Company's annual results of operations for the fiscal year ended June 30, 2004 (Fiscal 2004) surpassed last year's record highs in sales, operating income and net income.

         Net sales increased from $42.5 million in Fiscal 2003 to $63.8 million in Fiscal 2004. Net sales rose from $12.2 million in the fourth quarter of Fiscal 2003 to $18.0 million in the fourth quarter of Fiscal 2004. These increases were due primarily to recent introductions of new products, including Levothyroxine Sodium tablets and the branded product, Unithroid(R) tablets. In addition, the Company successfully increased its market share and sales revenue for several of its other products.

         Gross profit margins decreased from 62% in Fiscal 2003 to 58% in Fiscal 2004, and from 63% in the fourth quarter of Fiscal 2003 to 53% in the fourth quarter of Fiscal 2004. The decrease in gross profit margins is a result of a decrease in net weighted average prices for some of the Company's products due to increased market competition, and increases in direct and indirect costs, including raw material prices, compensation and benefit expenses and depreciation expense.

         Research and development (R&D) expenses increased due to the Company's continued strategy of investing a portion of its profits in the development of new

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generic drug products. Total R&D expenses increased from $2.6 million in Fiscal
2003 to $5.9 million in Fiscal 2004, and from $900,000 in the fourth quarter of Fiscal 2003 to $2.4 million in the fourth quarter of Fiscal 2004. A significant portion of the increases in R&D expenses represents the cost of performing generic bioequivalence tests, which is commonly required for ANDA submissions. The Company incurred approximately $2.3 million in Fiscal 2004 for bioequivalence testing fees, compared to $265,000 in Fiscal 2003. The remainder of the increase in R&D expenses was due to an increase in compensation and benefit expenses and costs of raw materials used in the R&D process.

         Selling, general and administrative (SG&A) expenses increased from $4.3 million in Fiscal 2003 to $8.9 million in Fiscal 2004, and from $1.1 million in the fourth quarter of Fiscal 2003 to $2.7 million in the fourth quarter of Fiscal 2004. SG&A expenses increased due to an increase in compensation and benefit expenses, insurance premiums, professional service fees, consulting services, advertising and other marketing expenses.

         Included in the Fiscal 2004 results of operations are approximately $1.4 million in operating expenses not expected to recur in Fiscal 2005, including approximately $830,000 in incentive compensation costs, $270,000 in legal and consulting fees related to the Company's successful efforts to prevent a local union from organizing a portion of their employees and approximately $300,000 in other expenses, including fees for work performed by or under the direction of the Special Committee of the

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Board of Directors, which was created as a result of an option granted by
William Farber, the Company's Chairman and majority stockholder, to Perrigo Company, Inc. for the acquisition of shares owned by Mr. Farber and his wife, and any potential subsequent transaction between Perrigo Company, Inc. (Perrigo) and the remaining stockholders of the Company. As previously disclosed, Perrigo chose not to exercise the option previously granted.

         The Company's results of operations also include approximately $1.3 million in non-cash amortization expense related to the intangible asset created by an agreement whereby the Company exchanged four million (4,000,000) shares of its capital stock to Jerome Stevens Pharmaceutical, Inc. (JSP) for the exclusive marketing and distribution rights to JSP's line of products. Operating income before the $1.3 million in amortization expense was $4.5 million for the fourth quarter of Fiscal 2004, compared to $5.7 million in the fourth quarter of the prior year. The decrease is a result of the increases in R&D and SG&A expenses. On an annual basis, operating income before the $1.3 million in amortization expense was $22.1 million for Fiscal 2004, compared to $19.3 million in Fiscal 2003.

         Net income decreased from $3.1 million in the fourth quarter of Fiscal 2003 to $2.8 million in the fourth quarter of Fiscal 2004 as a result of the amortization expense and the increases in R&D and SG&A expenses. On an annual basis, net income increased from $11.7 million in Fiscal 2003 to $13.2 million in Fiscal 2004.

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         The following table presents Lannett's unaudited results of operations for the quarters ended June 30, 2004 and 2003 and the audited results of operations for the years ended June 30, 2004 and 2003:




                                                Quarter Ended                       Year Ended
                                          6/30/04          6/30/03           6/30/04          6/30/03
                                         Unaudited        Unaudited          Audited          Audited
                                         (In thousands, except                (In thousands, except
                                      for Diluted Income per Share)         for Diluted Income per Share)

Net Sales                                $ 17,986          $ 12,157          $ 63,781          $ 42,487
Cost of Sales                               8,452             4,480            26,857            16,258
                                         --------          --------          --------          --------
Gross Profit                                9,534             7,677            36,924            26,229
R&D Expenses                                2,394               906             5,895             2,575
SG&A Expenses                               2,684             1,114             8,864             4,338
Amortization of Intangible Asset            1,315              --               1,315              --
                                         --------          --------          --------          --------
Operating Profit                            3,141             5,657            20,850            19,316
Other Income/(Expense)                        (45)             (154)              (41)             (315)
                                         --------          --------          --------          --------
Income Before Taxes                         3,096             5,503            20,809            19,001
Income Tax Expense                            336             2,406             7,594             7,335
                                         --------          --------          --------          --------
Net Income                                  2,760             3,097            13,215            11,666
                                         ========          ========          ========          ========

Diluted Income per Share                 $   0.12          $   0.15          $   0.63          $   0.58
                                         ========          ========          ========          ========

Diluted Weighted Average Number
     of Shares                             23,391            20,269            21,054            20,121
                                         ========          ========          ========          ========

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         The following table presents Lannett's consolidated balance sheet as of
June 30, 2004 and 2003:





ASSETS
Current Assets
       Cash                                        $   8,967          $   3,529
       Trade accounts receivable, net                 15,356              8,516
       Inventories                                    12,813              8,176
       Prepaid Expenses                                1,016                367
       Deferred tax asset                              1,109                570
       Prepaid income taxes                              883               --
                                                   ---------          ---------

          Total current assets                        40,144             21,158

Property, Plant and Equipment                         22,613             11,886
Less accumulated depreciation                         (5,667)            (4,478)
                                                   ---------          ---------
                                                      16,946              7,408

Intangible Asset, net                                 65,725               --
                                                   ---------          ---------

Other Assets                                             204                496
                                                   ---------          ---------

Total Assets                                       $ 123,019          $  29,062
                                                   =========          =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
       Current portion of long-term debt           $   1,989          $     718
       Accounts payable                                5,640              2,665
       Accrued expenses                                3,425                526
       Income taxes payable                             --                   64
                                                   ---------          ---------
          Total current liabilities                   11,054              3,973

Long-term debt, less current portion                   8,104              2,379
                                                   ---------          ---------

Deferred Tax Liability                                 1,614              1,112
                                                   ---------          ---------

Shareholders' Equity
       Common Stock                                       24                 20
       Additional paid-in capital                     69,956              2,526
       Retained earnings                              32,267             19,052
                                                   ---------          ---------
          Total shareholders' equity                 102,247             21,598
                                                   ---------          ---------

Total liabilities and shareholders' equity         $ 123,019          $  29,062
                                                   =========          =========








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         THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS, WHICH EXPRESS THE
CURRENT BELIEFS AND EXPECTATIONS OF MANAGEMENT. SUCH STATEMENTS ARE BASED ON CURRENT EXPECTATIONS AND INVOLVE A NUMBER OF KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES THAT COULD CAUSE LANNETT'S FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS TO DIFFER SIGNIFICANTLY FROM THE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE LANNETT'S ABILITY TO SUCCESSFULLY DEVELOP AND COMMERCIALIZE ADDITIONAL PHARMACEUTICAL PRODUCTS, THE INTRODUCTION OF COMPETITIVE GENERIC PRODUCTS, THE IMPACT OF COMPETITION FROM BRAND-NAME COMPANIES THAT SELL THEIR OWN GENERIC PRODUCTS OR SUCCESSFULLY EXTEND THE EXCLUSIVITY PERIOD OF THEIR BRANDED PRODUCTS, THE AVAILABILITY OF PRODUCT LIABILITY COVERAGE IN THE CURRENT INSURANCE MARKET, THE IMPACT OF PHARMACEUTICAL INDUSTRY REGULATION AND PENDING LEGISLATION THAT COULD AFFECT THE PHARMACEUTICAL INDUSTRY, THE DIFFICULTY OF PREDICTING U.S. FOOD AND DRUG ADMINISTRATION AND OTHER REGULATORY AUTHORITY APPROVALS, ACCEPTANCE AND DEMAND FOR NEW PHARMACEUTICAL PRODUCTS AND NEW THERAPIES, UNCERTAINTIES REGARDING MARKET ACCEPTANCE OF INNOVATIVE PRODUCTS NEWLY LAUNCHED, CURRENTLY BEING SOLD OR IN DEVELOPMENT, THE IMPACT OF RESTRUCTURING OF CLIENTS, RELIANCE ON STRATEGIC ALLIANCES, EXPOSURE TO PRODUCT LIABILITY CLAIMS, DEPENDENCE ON PATENT AND OTHER PROTECTIONS FOR INNOVATIVE PRODUCTS, FLUCTUATIONS IN CURRENCY, EXCHANGE AND INTEREST RATES, OPERATING RESULTS AND OTHER FACTORS THAT ARE DISCUSSED IN LANNETT'S ANNUAL REPORT ON FORM 10KSB FOR ITS FISCAL YEAR ENDED JUNE 30, 2003 AND ITS OTHER FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION. FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE, AND THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY OR REVISE ANY FORWARD-LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE DEVELOPMENTS OR OTHERWISE.


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         The Company's common stock trades on the American Stock Exchange under the symbol "LCI". For more information please call Investor Relations at 215/333-9000.
                                       ###